Exhibit 24(b)(8.54):  Fifth Amendment entered into as of January 1, 2020, to the Selling and Services Agreement and Fund Participation Agreement between Voya Retirement Insurance and Annuity Company, Voya Institutional Plan Services, LLC, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, Voya Financial Partners, LLC, Pacific Investment Management Company LLC and PIMCO Investments LLC

FIFTH AMENDMENT

to

SELLING AND SERVICES AGREEMENT AND FUND PARTICIPATION AGREEMENT

THIS   FIFTH   AMENDMENT   to    the    Selling    and    Service Agreement and   Fund Participation Agreement ("Fifth Amendment") is made and entered into as of the 1st day of January, 2020 by and between Voya Retirement Insurance and Annuity Company (f/k/a ING Life Insurance and Annuity Company) ("Voya Retirement"), Voya Institutional Plan Services, LLC (f/k/a ING Institutional Plan Services, LLC (“Voya Institutional”), ReliaStar Life Insurance Company ("ReliaStar"), ReliaStar Life Insurance Company of New York ("ReliaStar New York") (collectively, the "Insurer(s)"), Voya Financial Partners, LLC (f/k/a ING Financial Advisers, LLC ("Voya Financial") (together with Insurers referred to collectively as "Voya"), Pacific Investment Management Company LLC ("Administrator") and PIMCO Investments LLC (f/k/a Allianz Global Investors Distributors LLC) (“Distributor” and, together with Administrator, “PIMCO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

WITNESSETH

WHEREAS, Voya and the Distributor are parties to a Selling and Services Agreement and Fund Participation Agreement dated as of March 11, 2003, as amended ("Agreement"); and

WHEREAS, the parties now desire that Administrator be added as a Party to the Agreement;

WHEREAS, the parties now desire that all references to ING be replaced with “Voya;”

WHEREAS, the parties now desire that all references to Distributor be replaced with “PIMCO;” and

WHEREAS, the parties now desire to amend the Agreement to change the Servicing Fee being paid by Administrator to Voya with respect to the PIMCO Funds.

NOW, THEREFORE, in consideration of the mutual promises set forth herein the parties agree as follows:

1.                            Administrator is added as a Party to the Agreement.

2.                            All references to “Distributor” are hereby deleted and replaced with “PIMCO” throughout the Agreement.

3.                            All references to “ING” are hereby deleted and replaced with “Voya” throughout the agreement.

4.                            Exhibit II to the Agreement is hereby deleted and replaced with the "Exhibit II" attached hereto.

5.                            Section 4 of the Agreement entitled Service Fees is deleted and replaced with the following:

4.                   Servicing Fees

The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of Voya Financial, Insurers or the Nominee and shall not be the responsibility of PIMCO. The Nominee, or Insurers on behalf of their Separate Accounts, will be recognized as the sole shareholders of the shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. PIMCO agrees to pay the applicable Insurer a servicing fee, depending upon share class, as provided in Exhibit II to the Agreement. After the end of each quarter, Voya shall prepare and deliver an invoice, along with supporting data, including but not limited to sales, assets and the exclusions set forth in this Section 4 sufficient to substantiate the amounts invoiced for applicable funds and share classes, to PIMCO for the applicable portion of the fees due hereunder computed on the basis set forth above, and PIMCO shall pay such invoiced amount, unless disputed in good faith, within 60 days following the receipt of the invoice. If an invoice is not received by PIMCO within six (6) months after the end of a quarter, the fees otherwise due and owing pursuant to this Agreement for such quarter shall be deemed forfeited and no longer due and owing. Invoices shall be sent to:

PIMCO Investments LLC Attn: Intermediary Payments

P.O. Box 7530

Newport Beach, CA 92658

If by email:     Intermediary.Invoices@pimco.com

If required by a Plan or by applicable law, Insurer shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from PIMCO to offset other fees payable by the Plan to Insurer.

5.                   Schedule A to the Agreement is hereby deleted and replaced by the “Schedule A” attached hereto.

6.                   Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Fifth Amendment shall be effective as of January 1, 2020.

7.                   This Fifth Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Fifth Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the date set forth above.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:  /s/ Eric Mogelof

Name:  Eric Mogelof

Title:  Management Director

PACIFIC INVESTMENTS LLC

By:  /s/ Eric Mogelof

Name:  Eric Mogelof

Title:  Chairman

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

By:  /s/ Scott Stevens

Name:  Scott Stevens

Title:  Vice President

VOYA FINANCIAL PARTNERS, LLC

By:  /s/ Scott Stevens

Name:  Scott Stevens

Title:  Vice President

VOYA INSTITUTIONAL PLAN SERVICES LLC

By:  /s/ Scott Stevens

Name:  Scott Stevens

Title:  Vice President

VOYA FINANCIAL PARTNERS, LLC

By:  /s/ Scott Stevens

Name:  Scott Stevens

Title:  Vice President

RELIASTAR LIFE INSURANCE COMPANY

By:  /s/ Scott Stevens

Name:  Scott Stevens

Title:  Vice President

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By:  /s/ Scott Stevens

Name:  Scott Stevens

Title:  Vice President

Schedule A

All separate accounts of Voya

Exhibit II

PIMCO Funds and PIMCO Equity Series Trust	Share Class	12b-1 Fee	Servicing Fee
	Class A	XXbps	XXbps
	Administrative	XXbps	Xbps
	Institutional	Xbps	Xbps
	Class R	XXbps	XXbps